Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-127358, No. 333-123086, No. 33-79010, No. 333-01268, No. 333-09785, No. 333-35505, No. 333-35507 and No. 333-87334 on Form S-8, Registration Statements No. 33-82050, No. 333-01558 and No. 333-62321 on Form S-3 and Registration Statement No. 333-116153 on Form S-4 of our report dated March 9, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the fact that the Company is in the Development Stage at December 31, 2005), relating to the financial statements and financial statement schedule of OrthoLogic Corp. (a development stage company), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of OrthoLogic Corp. (a development stage company) for the year ended December 31, 2005.
/s/ Deloitte & Touche, LLP
Phoenix, Arizona
March 9, 2006